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                                 [LETTERHEAD]

                                                                  EXHIBIT 16


September 25, 1998

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentleman:

We were previously principal accountants for Nobel Insurance Limited and, under the date of March 25, 1998, we reported on the consolidated financial statements of Nobel Insurance Limited and subsidiaries as of and for the years ended December 31, 1997 and 1996. On August 10, 1998 we resigned our appointment as principal accountants. We have read Nobel Insurance Limited's statements included under Item 4 of its Form 8-K/A (Amendment No. 1) dated September 25, 1998, and we agree with such statements.

Very truly yours,


/s/ KPMG PEAT MARWICK LLP